Exhibit 5.2

November 20, 2017

Teleflex Incorporated

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Teleflex Incorporated, a Delaware corporation (the “Company”). This opinion letter is rendered in connection with the Registration Statement on Form S-3 as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”) filed by the Company and the subsidiaries of the Company listed on Schedule I hereto (the “Non-Pennsylvania Guarantors”) and Schedule II hereto (the “Pennsylvania Guarantor,” and together with the Non-Pennsylvania Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the guarantees of the Guarantors (the “Guarantees”) to be issued in connection with the issuance of $500,000,000 aggregate principal amount of 4.625% Senior Notes due 2027 (the “Securities”) pursuant to the Underwriting Agreement, dated November 16, 2017, among the Company, the Guarantors and the several underwriters named therein (the “Underwriting Agreement”).

The Securities and the Guarantees will be issued under the Indenture, dated May 16, 2016 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture relating to the Securities and the Guarantees, dated November 20, 2017, among the Company, the Guarantors and the Trustee (the “Fourth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

I, and lawyers under my supervision as well as our outside counsel Simpson Thacher & Bartlett LLP, have examined the Registration Statement, the Base Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, the Fourth Supplemental Indenture, which is being filed concurrently with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on November 20, 2017, duplicates of the global notes representing the Securities and the Guarantees and the Underwriting Agreement. In addition, I, and lawyers under my supervision, have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1. The Pennsylvania Guarantor is validly existing and in good standing as a corporation under the law of the Commonwealth of Pennsylvania.

2. The Indenture (including the Guarantee set forth therein) has been duly authorized, executed and delivered by the Pennsylvania Guarantor.

3. The execution, delivery and performance by the Pennsylvania Guarantor of the Indenture (including the Guarantee set forth therein) does not violate the certificate of incorporation or by-laws of the Pennsylvania Guarantor or the law of the Commonwealth of Pennsylvania.

I do not express any opinion herein concerning any law other than the law of the Commonwealth of Pennsylvania and the federal law of the United States.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on November 20, 2017 and to the use of my name under the caption “Legal matters” in the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated November 16, 2017.

2

Very truly yours,

By:	/s/ James J. Leyden
Name: James J. Leyden
Title: Vice President, General Counsel and Secretary

[Signature Page to General Counsel Exhibit 5 Opinion]

SCHEDULE I

NON-PENNSYLVANIA GUARANTORS

Entity	Jurisdiction of Formation
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International Investment Corp.	DE
Arrow Interventional Inc.	DE
Hotspur Technologies, Inc.	DE
NeoTract, Inc.	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
Teleflex Urology Limited	Ireland
TFX Equities Incorporated	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
Vascular Solutions LLC	MN
VasoNova, Inc.	DE
Vidacare LLC	DE
Teleflex Medical Incorporated	CA
Wolfe-Tory Medical, Inc.	UT

S-1

SCHEDULE II

PENNSYLVANIA GUARANTOR

Entity	Jurisdiction of Formation
Arrow International, Inc.	PA

S-2